Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Conatus Pharmaceuticals Inc., a Delaware corporation (the “Company”), and Gary Burgess, M.D. (“Employee”), and shall be effective as of November 1, 2011 (the “Effective Date”).

WHEREAS, the Company desires to employ Employee and Employee desires to obtain employment with the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) Board. “Board” means the Board of Directors of the Company.

(b) Cause. “Cause” means any of the following:

(i) the commission of an act of fraud, embezzlement or dishonesty by Employee that has a material adverse impact on the Company or any successor or affiliate thereof;

(ii) a conviction of, or plea of “guilty” or “no contest” to, a felony by Employee or any crime involving fraud, misappropriation, embezzlement or moral turpitude;

(iii) any unauthorized use or disclosure by Employee of confidential information or trade secrets of the Company or any successor or affiliate thereof that has a material adverse impact on any such entity;

(iv) Employee’s gross negligence, Gross Misconduct, insubordination or material violation of any duty of loyalty to the Company or any other material misconduct on the part of Employee;

(v) Employee’s ongoing and repeated failure or refusal to perform or neglect of Employee’s duties as required by this Agreement, which failure, refusal or neglect continues for fifteen (15) days following Employee’s receipt of written notice from the Board or the Company’s Chief Executive Officer (the “CEO”) stating with specificity the nature of such failure, refusal or neglect; or

(vi) Employee’s breach of any material provision of this Agreement;

provided, however, that prior to the determination that “Cause” under this Section 1(b) has occurred, the Company shall (w) provide to Employee in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (x) other than with respect to clause (v) above which specifies the applicable period of time for Employee to remedy his breach, afford Employee a reasonable opportunity to remedy any such breach (if such breach is capable of being remedied),

(y) provide Employee an opportunity to be heard prior to the final decision to terminate Employee’s employment hereunder for such “Cause” and (z) make any decision that such “Cause” exists in good faith.

The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss Employee for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.

(c) Change of Control. “Change of Control” means and includes each of the following:

(i) a transaction or series of transactions (other than an offering of common stock of the Company to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (i) or (iii) of this Section 1(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of a merger, consolidation, reorganization, or business combination, a sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another entity, in each case, other than a transaction

(A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least fifty percent (50%) of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this paragraph (iii) as beneficially owning fifty percent (50%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv) the Company’s stockholders approve a liquidation or dissolution of the Company.

For purposes of subsection (i) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of subsection (iii) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s stockholders.

Notwithstanding the foregoing, a transaction shall not constitute a “Change of Control” if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (iii) it constitutes the Company’s initial public offering of its securities; or (iv) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

(d) Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations and other guidance issued thereunder.

(e) Good Reason. Employee’s resignation for “Good Reason” means Employee’s resignation following the occurrence of any of the following events or conditions without Employee’s written consent:

(i) a material diminution in Employee’s authority, duties or responsibilities;

(ii) a material diminution in Employee’s base compensation, except in connection with a general reduction in the base compensation of the Company’s or any successor’s or affiliate’s personnel with similar status and responsibilities; provided that the expiration of the benefits provided to Employee pursuant to Sections 4(d), (e) and (f) below in the event of Employee’s relocation to the United States shall not constitute Good Reason; or

(iii) any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to Employee under this Agreement.

Notwithstanding the foregoing, Good Reason shall only exist if Employee shall have provided the Company with written notice within ninety (90) days of the initial occurrence of any of the foregoing events or conditions, and the Company or any successor or affiliate fails to eliminate the conditions constituting Good Reason within thirty (30) days after receipt of written notice of such event or condition from Employee. Employee’s termination by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary. Employee’s resignation from employment with the Company for “Good Reason” must occur within three (3) months following the initial occurrence of one of the foregoing events or conditions.

(f) Gross Misconduct. “Gross Misconduct” includes but is not limited to:

(i) Any act which constitutes unlawful discrimination or harassment, whether on the grounds of sex, sexual orientation, race, ethnic origin, nationality, disability, age, religion or beliefs;

(ii) Knowingly providing false information or documentation to the Company;

(iii) Being under the influence of, or consuming, illegal drugs or any controlled substances during work hours or while involved in Company-related activities or events;

(iv) Violent, abusive, intimidating or offensive behavior (whether physical or verbal);

(v) Unauthorized access to or inappropriate use of the Company’s computer, e-mail and Internet systems or use of unapproved software;

(vi) Interference with safety equipment; or

(vii) Intentional or reckless disregard for health and safety rules or procedures.

(g) Permanent Disability. Employee’s “Permanent Disability” shall be deemed to have occurred if Employee shall become physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any one hundred eighty (180) calendar-day period. The existence of Employee’s Permanent Disability shall be determined by the Company on the advice of a physician chosen by the Company and the Company reserves the right to have the Employee examined by a physician chosen by the Company at the Company’s expense.

2. Employment Period.

(a) Notice. During the term of Employee’s employment hereunder (the “Employment Period”), Employee shall be considered an employee of the Company. The Employee’s employment with the Company during the Employment Period may be terminated at any time by either party giving the other no less than thirty (30) days’ prior written notice (or such longer period of notice as is required by law). If Employee’s employment during the Employment Period terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement.

(b) Payment in Lieu of Notice. The Company reserves the right in its absolute discretion to terminate Employee’s employment immediately either instead of or at any time after notice of termination is given by either party and to make a payment in lieu of notice. For this purpose, pay in lieu of notice will be a sum equal to Employee’s base salary only that Employee would have received during the period of notice outstanding on the termination of Employee’s employment. For the avoidance of doubt, the Company’s right to make a payment in lieu of notice does not give Employee a right to receive such a payment in lieu of notice

(c) Garden Leave. The Company may, at its absolute discretion, require Employee not to attend at work and/or not to undertake all or any of his duties hereunder during any period of notice (whether given by the Company or Employee), provided always that the Company shall continue to pay Employee’s salary and contractual benefits. For the avoidance of doubt, there is no obligation on the Company to provide Employee with any work during any period of notice and Employee will not be entitled to work his own account or on account of any other person, firm or company during that period.

(d) Termination for Cause. For the avoidance of doubt, at any time during the Employment Period, the Company may terminate Employee’s employment for Cause with immediate effect and without payment in lieu of notice (or any other compensation).

3. Services to Be Rendered.

(a) Duties and Responsibilities. Employee shall serve as Senior Vice President, Clinical Development and Chief Medical Officer of the Company. In the performance of such duties, Employee shall report directly to the CEO and shall be subject to the direction of the CEO and to such limits upon Employee’s authority as the CEO may from time to time impose. In the event of the CEO’s incapacity or unavailability, Employee shall be subject to the direction of the Board or its designee. Employee hereby consents to serve as an officer and/or director of the Company or any subsidiary or affiliate thereof without any additional salary or compensation, if so requested by the Board or the CEO. Employee shall be employed by the Company on a full time basis. Employee shall be permitted to work from his home in the United Kingdom; provided, however, that Employee shall spend at least one week per month working from the Company’s corporate headquarters in San Diego, California, or such other location within San Diego County as may be designated by the Board or the CEO from time to time, during the first year following the Effective Date. Employee shall also render services at such other places as the Board or the CEO may direct from time to time. Employee shall be subject to and comply with the policies and procedures generally applicable to employees of the Company to the extent the same are not inconsistent with any term of this Agreement.

(b) Exclusive Services. Employee shall at all times faithfully, industriously and to the best of his ability, experience and talent perform to the satisfaction of the Board and the CEO all of the duties that may be assigned to Employee hereunder and shall devote substantially all of his productive time and efforts to the performance of such duties. The Company’s basic work hours are forty (40) hours per week. From time to time, Employee may be required to work additional hours, either as requested by the Company or when the proper performance of Employee’s work so requires. Such work shall not be entitled to extra remuneration for any additional hours worked in excess of basic weekly hours. Employee acknowledges and agrees that such additional obligation has already been factored in by the Company when determining compensation, and is reflected in Employee’s salary. In no case shall Employee be requested or directed to perform any act that is in violation of applicable law; any such request or direction shall constitute a material breach of this Agreement by the Company.

(c) Working Time Regulations. Employee acknowledges and agrees that Employee’s working time, including overtime (whether paid or not), in any period may exceed forty-eight (48) hours in any seven (7) day period, and that the limit specified in Regulation 4(1) of the Working Time Regulations 1998 shall not apply to employment by the Company (the “Waiver”). However, if Employee chooses to withdraw such Waiver, Employee shall give the Company prior written notice of not less than twelve (12) weeks.

(d) No Collective Agreements. There are no collective agreements which affect the terms and conditions of Employee’s employment.

4. Compensation and Benefits During Employment Period. During the Employment Period, the Company shall pay or provide, as the case may be, to Employee the compensation and other benefits and rights set forth in this Section 4.

(a) Base Salary. The Company shall pay to Employee a base salary of USD $280,000 per year, payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly). Employee’s base salary shall be subject to review annually by and at the sole discretion of the Board or its designee.

(b) Annual Bonus. Employee shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, an annual cash performance bonus (an “Annual Bonus”) based on Employee’s and/or the Company’s attainment of objective financial or other operating criteria established by the Board or its designee. Upon full attainment of the aforementioned criteria, as determined by the Board or its designee, the Annual Bonus will be equal to thirty percent (30%) of Employee’s then-current base salary actually paid for such fiscal year. The amount of bonus (if any) to be paid to Employee upon partial attainment of the criteria shall be determined by the Board in its sole discretion. The Annual Bonus shall be paid to Employee by the Company between January 1st and March 15th of the calendar year following the end of the fiscal year to which such Annual Bonus relates. Employee’s receipt of an Annual Bonus shall be conditioned on Employee’s continued employment with the Company on the date such Annual Bonus is paid. The Annual Bonus shall be pro-rated for any partial fiscal year during the Employment Period. As of the Effective Date, the Company’s fiscal year ends on December 31. In the event of any change to the Company’s fiscal year, the aforementioned financial or other operating criteria established by the Board or its designee for purposes of determining Employee’s Annual Bonus shall be adjusted in a manner mutually agreeable to the Company and Employee so as not to disadvantage either party.

(c) Benefits. To the extent that the Company maintains any Company-paid benefit schemes in the United Kingdom and Employee is eligible for participation, Employee may elect to participate in Company-paid benefit schemes (each a “Scheme”) which Company shall operate from time to time, including:

(i) medical expenses insurance;

(ii) pension fund; and

(iii) life insurance.

Details of such benefits provided by Company will be provided to Employee separately. Participation and entitlement to benefits under any of the Schemes is subject to:

(w) the terms of the relevant Scheme as amended from time to time;

(x) the rules or policies as amended from time to time of the relevant Scheme provider;

(y) acceptance by the relevant Scheme provider; and

(z) satisfaction of the normal underwriting requirements of the relevant Scheme provider and the premium being at a rate which the Company considers reasonable.

The Company shall only be obliged to make any payment under any Scheme where it has received payment from the relevant Scheme provider for that purpose. If a Scheme provider refuses to provide any benefit to Employee, whether based on its own interpretation of the terms and/or rules of the relevant Scheme or otherwise, the Company shall not be liable to provide Employee with any replacement benefit whatsoever or pay any compensation in lieu of such benefit. The Company, in its absolute discretion, reserves the right to discontinue, vary or amend any of the Schemes (including the provider and/or level of cover provided under any Scheme) at any time on reasonable notice to Employee. Any other benefit provided to Employee shall, unless otherwise agreed in writing, be at the absolute discretion of the Company who may, at any time, withdraw or vary the terms of any such benefit as it sees fit. A contracting out certificate is not in force in respect of Employee’s employment for the purpose of the Pension Schemes Act 1993.

As of the Effective Date, the Company does not maintain any of the foregoing Schemes. As of the Effective Date, and for so long as the Company does not maintain any such Schemes and Employee resides in the United Kingdom, the Company shall pay to Employee USD $3,150 per month to be used by Employee to purchase individually-obtained benefits, payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly).

(d) Holidays. In addition to the eight (8) bank and public holidays (January through December) generally observed in the United Kingdom, Employee is also entitled to (i) two (2) additional floating holidays each calendar year, which holidays shall be selected by Employee, and (ii) twenty-five (25) business days paid holiday in each complete calendar year. The bank holidays include: Christmas Day, Boxing Day, New Year’s Day, Good Friday, Easter Monday, May Day, Spring Bank Holiday and August Bank Holiday. As of the Effective Date and until Employee’s termination of employment, Employee will be treated as having accrued holiday on a pro rata basis for each complete month of service in such calendar year, calculated by reference to the Effective Date or last date at work (as applicable), including holiday entitlement for such year. If Employee has exceeded the allowed number of days of accrued holidays, all days over such allowed number shall be deducted from any amount due to Employee. If Employee has accrued holidays, at its sole discretion, the Company may either require Employee to take Employee’s holidays during the notice period or pay Employee for the accrued holidays. Employee must obtain Company’s prior written approval and submit the required forms for any holiday prior to booking such holiday dates. Annual accrued holidays not taken in-year may be carried forward, up to a limit of thirty-eight (38) days.

(e) Illness; Absence. The CEO must be informed as soon as practicable (preferably via telephone) on the first day of Employee’s absence for any reason.

Employee must keep the Company informed, including anticipated date of return to work. A self-certificate will be accepted by Company for absences of up to seven (7) business days. For periods of illness of seven (7) consecutive days or more, including weekends, Employee will be required to obtain a certificate from Employee’s physician and promptly provide such certificate to the Company. The Company will honor its obligations to pay Statutory Sick Pay (“SSP”). The Company may offer enhanced sick pay on top of Employee’s SSP entitlement. In such cases the payment of Company sick pay is entirely at the discretion of the Company and will be made, inclusive of any SSP paid for the same period of absence. Any time Employee’s health is a cause for concern, the Company reserves the right, at its sole discretion and at its expense, to require Employee to undergo a medical examination by a physician or consultant of Company’s choice. For the avoidance of doubt, the Company reserves the right, at its sole discretion, to terminate Employee’s employment at any time, notwithstanding that Employee may be in receipt of Company sick pay or be entitled to or receiving benefits pursuant to any permanent health insurance scheme operated by the Company from time to time.

(f) Expenses. The Company shall reimburse Employee for reasonable out-of-pocket business expenses incurred in connection with the performance of his duties hereunder, including, without limitation, hotel or temporary housing, air and ground transportation, meals and other travel-related expenses incurred by Employee in connection with visits to the Company’s corporate headquarters, subject to (i) such policies as the Company may from time to time establish, (ii) Employee furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures, (iii) Employee receiving advance approval from the CEO in the case of expenses for travel between the United Kingdom and North America, and (iv) Employee receiving advance approval from the CEO in the case of expenses (or a series of related expenses) in excess of USD $2,500. Any amounts payable under this Section 4(d) shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Employee’s taxable year following the taxable year in which Employee incurred the expenses. The amounts provided under this

Section 4(d) during any taxable year of Employee’s will not affect such amounts provided in any other taxable year of Employee’s, and Employee’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

5. Termination of Employment Period and Severance. Employee shall be entitled to receive benefits upon termination of the Employment Period only as set forth in this Section 5.

(a) Termination Without Cause or For Good Reason. If Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason, Employee shall be entitled to receive, in lieu of any severance benefits to which Employee may otherwise be entitled under any severance plan or program of the Company, the benefits provided below:

(i) the Company shall pay to Employee his fully earned but unpaid base salary, when due, through the date of termination at the rate then in effect, plus all other amounts to which Employee is entitled in respect of the period to the date of termination under any compensation plan or practice of the Company at the time of termination;

(ii) subject to Sections 5(c), 5(g), 5(h), 5(i) and 5(j) and Employee’s continuing compliance with Section 6, Employee shall be entitled to receive Employee’s monthly base salary as in effect immediately prior to the date of termination for the Severance Period (as defined below), payable in a lump sum no later than sixty (60) days following the date of Employee’s termination of employment. For purposes of this Section 5(a), “Severance Period” shall mean (A) six (6) months, plus one (1) month for each full month of Employee’s service to the Company as an employee, up to a maximum of twelve (12) months, and (B) upon and following the occurrence of a Change in Control, twelve (12) months; and

(iii) subject to Sections 5(c), 5(g), 5(h), 5(i) and 5(j) and Employee’s continuing compliance with Section 6, for the Severance Period, the Company shall instead pay to Employee an amount equal to the monthly plan premium payment for Employee and his eligible dependents who were covered under the Company’s health plans as of the date of Employee’s termination of employment (calculated by reference to Employee’s premiums as of the date of termination of employment) as currently taxable compensation in substantially equal monthly installments over the Severance Period.

(b) Termination for Cause, Voluntary Resignation Without Good Reason, Death or Permanent Disability. If Employee’s employment is terminated by the Company for Cause, by Employee without Good Reason or as a result of Employee’s death or Permanent Disability, the Company shall not have any other or further obligations to Employee (or his estate) under this Agreement (including any financial obligations) except that Employee (or his estate) shall be entitled to receive (i) Employee’s fully earned but unpaid base salary, through the date of termination at the rate then in effect, and (ii) all other amounts or benefits to which Employee is entitled in respect of the period to the date of termination of employment under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by applicable law.

(c) Release. As a condition to Employee’s receipt of any post-termination benefits pursuant to Section 5(a) above, on or prior to the sixtieth (60th) day following the date of Employee’s termination of employment, Employee shall have executed and delivered a Release (the “Release”) in a form reasonably acceptable to the Company and any applicable revocation period applicable to such Release shall have expired. Such Release shall specifically relate to all of Employee’s rights and claims in existence at the time of such execution, including any claims related to Employee’s employment by the Company and his termination of employment, and shall exclude any continuing obligations the Company may have to Employee following the date of termination under this Agreement or any other agreement providing for obligations to survive Employee’s termination of employment.

(d) Exclusive Remedy. Except as otherwise expressly required by law or as specifically provided herein, all of Employee’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Employee’s employment shall cease upon such termination. In the event of a termination of Employee’s employment with the Company, Employee’s sole remedy shall be to receive the payments and benefits described in this Section 5. In addition, Employee acknowledges and agrees that he is not entitled to any reimbursement by the Company for any taxes payable by Employee as a result of the payments and benefits received by Employee pursuant to this Section 5, including, without limitation, any excise tax imposed by Section 4999 of the Code.

(e) No Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by Employee as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Employee to the Company may be offset by the Company against amounts payable to Employee under this Section 5.

(f) Return of the Company’s Property. If Employee’s employment is terminated for any reason, the Company shall have the right, at its option, to require Employee to vacate his offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of his employment in any manner, as a condition to the Employee’s receipt of any post-termination benefits described in this Agreement, Employee shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Employee shall deliver to the Company a signed statement certifying compliance with this Section 5(f) prior to the receipt of any post-termination benefits described in this Agreement.

(g) Offset. The Company shall be entitled at any time during Employee’s employment, or in any event on termination of employment, to deduct from Employee’s compensation or expense reimbursements, any monies due from Employee to the Company, and by executing this Agreement, Employee consents to such deductions including for the purposes of Sections 13-27 of the Employment Rights Act 1996.

(h) Notice Pay Set Off. Any payments due to the Employee in accordance with Section 5(a)(ii) and (iii) shall be reduced by any salary or benefits paid to the Employee during or in respect of any notice period, including any payments made to the Employee during a period of garden leave or as a payment in lieu of notice in accordance with Section 2.

(i) Section 409A. This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Section 5(a) shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals). To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (and any applicable transition relief under Section 409A of the Code).

(j) Payment Delay. Notwithstanding anything herein to the contrary, to the extent any payments to Employee pursuant to Section 5(a) are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (i) no amount shall be payable pursuant to such section unless Employee’s termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto) (a “Separation from Service”), and (ii) if Employee, at the time of his Separation from Service, is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and the Company determines that delayed commencement of any portion of the termination benefits payable to Employee pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of Employee’s termination benefits described in Section 5(a) shall not be provided to Employee prior to the earlier of (A) the expiration of the six-month period measured from the date of Employee’s Separation from Service, (B) the date of Employee’s death or (C) such earlier date as is permitted under Section 409A. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Employee within thirty (30) days following such expiration, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

6. Certain Covenants.

(a) Noncompetition. Except as may otherwise be approved by the Board, during the Employment Period, Employee shall not have any ownership interest (of record or beneficial) in, or perform services as an employee, salesman, consultant, officer or director of, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United Kingdom, the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Board) with the Company’s business in such county, city or part thereof, so long as the Company, or any successor in interest of the Company to the business and goodwill of the Company, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Employee may own, directly or indirectly, solely as an investment, securities of any entity if Employee (x) is not a controlling person of, or a member of a group which controls, such entity; or (y) does not, directly or indirectly, own ten percent (10%) or more of any class of securities of any such entity. Subject to the terms of the Proprietary Information and Inventions Agreement referred to in Section 6(b), nothing in this Agreement shall preclude Employee from devoting time to personal and family investments or serving on community and civic boards, or participating in industry associations, provided such activities do not interfere with his duties to the Company, as determined in good faith by the CEO. Employee agrees that he will not join any boards, other than community and civic boards (which do not interfere with his duties to the Company), without the prior approval of the CEO. Notwithstanding the foregoing, with the prior written consent of the CEO, Employee may undertake consulting engagements with third parties during the Employment Period on such terms and conditions as may be determined by the CEO.

(b) Confidential Information and Inventions.

(i) Proprietary Information and Inventions Agreement. Employee and the Company have entered into the Company’s standard proprietary information and inventions agreement (the “Proprietary Information and Inventions Agreement”). Employee agrees to perform each and every obligation of Employee therein contained.

(ii) Copyrights. Employee hereby irrevocably and unconditionally waives all rights granted by Chapter IV of Part I of the Copyright, Designs and Patent Act 1988, including but not limited to moral rights, that vest in Employee (whether before, on or after the Effective Date) in connection with Employee’s authorship of any copyright works in the course of employment with the Company, wherever in the world enforceable, including, without limitation, the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment.

(iii) Patents. Employee and the Company acknowledge the provisions of Sections 39 to 42 of the Patents Act 1977 (“Patents Act”) relating to ownership of employees’ inventions and compensation of employees for certain inventions. If Employee makes any inventions relevant or related to the Company’s business that do not belong to the Company under the Patents Act, Employee acknowledges and agrees that, if requested by the Company, Employee will assign to the Company Employee’s rights in relation to such inventions and will deliver to the Company all documents and other materials relating to such inventions.

(c) Solicitation of Employees. Employee shall not during the Employment Period and for the applicable severance period for which Employee receives severance benefits following any termination hereof pursuant to Section 5(a) above (the “Restricted Period”), directly or indirectly, solicit or encourage to leave the employment of the Company or any of its affiliates, any person who is a senior employee of the Company or any of its affiliates.

(d) Solicitation of Consultants. Employee shall not during the Employment Period and for the Restricted Period, directly or indirectly, hire, solicit or encourage to cease work with the Company or any of its affiliates any senior consultant then under contract with the Company or any of its affiliates within one year of the termination of such consultant’s engagement by the Company or any of its affiliates.

(e) Rights and Remedies Upon Breach. If Employee breaches or threatens to commit a breach of any of the provisions of this Section 6 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(i) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company;

(ii) Accounting and Indemnification. The right and remedy to require Employee (i) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (ii) to indemnify the Company against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants; and

(iii) Termination of Severance Payments. In the event Employee breaches any of the provisions of this Section 6, the Company shall be entitled to immediately cease all payments under Section 5(a) above.

(f) Severability of Covenants/Blue Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

(g) Enforceability in Jurisdictions. The Company and Employee intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Employee that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(h) Definitions. For purposes of this Section 6, the term “Company” means not only Conatus Pharmaceuticals Inc., but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Conatus Pharmaceuticals Inc.

7. Grievance and Disciplinary Procedures.

(a) Grievance Procedures. If Employee has any grievance in relation to his employment, Employee should apply in writing to the CEO in the first instance who will arrange for the appeal to be heard by an appropriate person. Application of such procedure is at the Company’s discretion and is not a contractual entitlement.

(b) Disciplinary Procedures.

(i) Any disciplinary matter relating to the Employee’s employment will be handled in accordance with the Company’s disciplinary procedures, the details of which may be obtained from the human resources department. The Company reserves the right, at its sole discretion, to suspend Employee temporarily (with base salary at the rate then currently in effect), subject to such other terms that the Company may impose while the Company makes its determination as to allegation(s) that Employee has committed an act of Gross Misconduct.

(ii) The Company reserves the right, at its sole discretion, to amend any disciplinary and/or grievance procedure or policy.

(iii) Employee is expected to maintain high standard of work performance and conduct at all times. If such performance or conduct falls below levels reasonably acceptable to the Company, Employee may be subject to disciplinary action and dismissal absent satisfactory improvements within a defined time period.

(iv) If Employee is dissatisfied with any disciplinary action or decision to dismiss her, Employee should apply in writing to the person who made the decision.

8. Insurance. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Employee, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Employee shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.

9. Arbitration. Any dispute, claim or controversy based on, arising out of or relating to this Agreement, or the breach thereof, including questions regarding the arbitrability of a particular dispute, shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Employee and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award; provided, further, that the parties’ obligations pursuant to the provisos set forth above shall terminate on the tenth (10th) anniversary of the date of Employee’s termination of employment. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 9 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement, or the breach thereof; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Employee and the Company expressly waive their right to a jury trial to the extent permitted by applicable law.

10. Miscellaneous.

(a) Modification; Prior Claims. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, including, without limitation, the Prior Agreement, and may be modified only by a written instrument duly executed by each party.

(b) Assignment; Assumption by Successor. The rights of the Company under this Agreement may, without the consent of Employee, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(c) Survival. The covenants, agreements, representations and warranties contained in or made in Sections 4, 5, 6, 8, 9 and 10 of this Agreement shall survive any termination of this Agreement.

(d) Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(e) Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(f) Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(g) Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

If to the Company or the Board:

Conatus Pharmaceuticals Inc.

4365 Executive Drive, Suite 200

San Diego, California 92121

Attention: Secretary

If to Employee:

Gary Burgess, M.D.

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

(h) Severability. All Sections, clauses and covenants contained in this Agreement are separate and severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.

(i) Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof; provided, however, that mandatory provisions of the laws of the United Kingdom applicable to employment contracts shall apply to the extent required. Except as provided in Sections 6 and 9, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(j) Non-transferability of Interest. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

(k) Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

(l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

(m) Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

(n) Withholding and other Deductions. All compensation payable to Employee hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order. The Company shall ensure that all amounts deducted from the compensation payable to Employee are submitted to the appropriate governmental authorities as required by applicable law and that the Company’s National Insurance contributions arising in respect of the compensation payable to Employee pursuant to this Agreement are forwarded to the appropriate governmental authorities as required by applicable law.

(p) Data Protection. By executing this Agreement, Employee expressly consents to the holding and processing of personal and, where appropriate, sensitive personal data provided to the Company by Employee for all purposes relating to the performance of this Agreement, including, but not limited to: (i) administration and maintenance of personnel records; (ii) payment and review of salary and other remuneration and benefits; (iii) provision and administration of benefits; (iv) appraisals and reviews of performance; (v) maintenance of records of illness and other absence; (vi) determination of Employee’s fitness for work; (vii) provision of references and information to future employers, and if necessary, governmental and quasi-governmental bodies for social security and other purposes, including the Inland Revenue and the Contributions Agency; (viii) provision of information to potential future purchaser(s) of the Company or of Employee’s business unit; or (ix) transfer of information concerning Employee to a country or territory outside the European Union.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

CONATUS PHARMACEUTICALS INC.

By:	/s/ Steven J. Mento
Name:	Steven J. Mento
Title:	President and Chief Executive Officer

/s/ Gary Burgess, M.D.
Gary Burgess, M.D.